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                                                                   EXHIBIT 10.2

                             EMPLOYMENT AGREEMENT

     This EMPLOYMENT AGREEMENT (this "AGREEMENT") shall become effective as of the Effective Date indicated below between The Carreker Group, Inc., a Texas corporation ("CARREKER"), and Ronald R. Antinori ("MR. ANTINORI").

                                   RECITALS

     A. This Agreement is entered into connection with and is ancillary to an Agreement and Plan of Merger (the "AGREEMENT") dated as of January 29, 1997 between Carreker and Antinori Software Inc., a Georgia corporation, pursuant to which a wholly-owned subsidiary of Carreker is to merge with and into Antinori Software, Inc. (the "MERGER"), such that Antinori Software, Inc. will become a wholly-owned subsidiary of Carreker. The date on which the Merger becomes effective will be the effective date of this Agreement (the "EFFECTIVE DATE"). As provided in Section 9(h) below, this Agreement will be void and have no effect if the Merger does not become effective, i.e., the Effective Date does not occur, by February 1, 1997.

     B. Mr. Antinori is the principal shareholder and the Chairman of the board of directors of Antinori Software, Inc. and has been and remains actively involved in the development and marketing of Antinori Software, Inc.'s products. Carreker intends to continue the business of Antinori Software, Inc. after the Merger and integrate such business into Carreker's ongoing business. To preserve and protect the assets of Antinori Software, Inc., including Antinori Software, Inc.'s goodwill, customers and trade secrets of which Mr. Antinori has and will have knowledge and to preserve and protect Carreker's goodwill and business interests going forward, and in consideration for Carreker's entering into and performing under the Agreement, Mr. Antinori has agreed to enter into this Agreement.

     C. In addition, as contemplated by Section 7 below, Mr. Antinori is concurrently herewith entering into an Intellectual Property Rights Agreement and a Confidentiality Agreement in favor of Carreker for the purpose of protecting Carreker's proprietary rights.

     NOW, THEREFORE, in consideration of the foregoing and the mutual agreements of the parties contained herein, Carreker and Mr. Antinori hereby agree as follows:

     1. EMPLOYMENT. Carreker will employ Mr. Antinori and Mr. Antinori accepts employment with Carreker for a period of two years from the Effective Date; provided, however, that by irrevocable written notice given to the Company not less than six months prior to the expiration of such two year period, Mr. Antinori may extend the period by an additional year (such two or three year period, as applicable, being the "INITIAL PERIOD"). Mr. Antinori's employment may continue after the Initial Period but will then be terminable by either party at will, with or without cause (provided that any termination by Carreker shall occur only pursuant to a determination of its board of directors (and not a committee thereof)), which determination may be made in its sole discretion. The obligations of Carreker and Mr. Antinori set forth in the "Intellectual Property Rights Agreement" and the "Confidentiality Agreement" (each as defined in Section 7) (referring to intellectual property and confidentiality, respectively) and in Section

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8 (referring to termination) will survive termination of Mr. Antinori's employment, regardless of cause.

     Mr. Antinori's primary location of employment shall be in Atlanta, Georgia or its environs, and he shall undertake such business travel as is reasonably required in the discharge of his duties set forth below.

     2. DUTIES. Mr. Antinori will be employed as a full-time employee of Carreker and will serve as Vice Chairman, Product and Business Development, reporting directly to the Chairman of the Board. Mr. Antinori agrees that, to the best of his ability and experience, he will at all times conscientiously perform all of the duties and obligations assigned to him under this Agreement.

     3. FULL-TIME EMPLOYMENT. Mr. Antinori's employment will be on a full-time basis, in accordance with standard employee policies for Carreker. Mr. Antinori will not engage in any other business or render any commercial or professional services, directly or indirectly, to any other person or organization, whether for compensation or otherwise, provided that Mr. Antinori may (i) provide incidental assistance to family members on matters of family business; and (ii) sit on the boards of corporations and other organizations (including, without limitation, charitable and other nonprofit organizations) that do not compete with Carreker; provided in each case that such activities do not conflict with or interfere with Mr. Antinori's normal full-time and first priority obligations to Carreker. Mr. Antinori may make personal investments in nonpublicly traded corporations, partnerships or other entities that, to the knowledge of Carreker, are not at the time of such investment engaged in any business activities competitive with Carreker. Notwithstanding anything to the contrary contained in this Agreement, Mr. Antinori may make personal investments in publicly traded corporations regardless of the business they are engaged in, provided that Mr. Antinori does not at any time own in excess of 1% of the issued and outstanding stock of any such corporation.

     4. SALARY; POTENTIAL BONUS. Mr. Antinori's salary for the first year of the Initial Period will be not less than $350,000. If the Company does not consummate an initial public offering of its equity securities during such first year and if the Company's financial performance meets or exceeds the standards for financial performance established in respect of such first year by the Company's board of directors (i.e., the Company's "board plan"), then Mr. Antinori's salary for the second year of the Initial Period will be not less than $400,000. If Mr. Antinori validly exercises his option to extend the term hereof such that the Initial Period is three years, if the Company does not consummate an initial public offering of its equity securities during the second year of the Initial Period and if the Company's financial performance meets or exceeds the standards for financial performance established in respect of such second year by the Company's board of directors, then Mr. Antinori's salary for the third year of the Initial Period will be not less than $450,000. All salary is payable on Carreker's regular payroll dates, less required withholdings.

     Mr. Antinori acknowledges that the Company's board of directors has complete and sole discretion to establish and revise the Company's "board plan."


EMPLOYMENT AGREEMENT - Page 2

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     The board of directors of Carreker has the sole discretion whether or not to establish a bonus pool. If and to the extent the board of directors of Carreker establishes a bonus pool for 1997 or any subsequent year, then Mr. Antinori will be entitled to participate in the same at a level consistent with the participation of that of the Chairman of Carreker.

     In further consideration of his execution and delivery of this Agreement, Mr. Antinori shall receive a cash bonus of $175,000, less required withholdings, on the Effective Date.

     5. BENEFITS. Mr. Antinori will also be entitled to insurance, vacation and other benefits commensurate with his position (and consistent with the level of such benefits as are afforded the Chairman of Carreker) in accordance with Carreker's standard employee policies in effect from time to time. Mr. Antinori acknowledges receipt of a summary of Carreker's standard employee benefits policies in effect as of the date hereof.

     6. REIMBURSEMENT OF BUSINESS EXPENSES. Carreker will, in accordance with Carreker's policies in effect from time to time, reimburse Mr. Antinori for all out-of-pocket reasonable business expenses incurred by Mr. Antinori in connection with the performance of his duties under this Agreement upon submission of the required documentation required pursuant to Carreker's standard policies and record-keeping procedures (and consistent with the application of such policies to the Chairman of Carreker).

     7. INTELLECTUAL PROPERTY AND CONFIDENTIALITY. Simultaneously with the execution of this Agreement, Mr. Antinori is executing and delivering and hereby adopts and agrees to be bound by the Intellectual Property Rights Agreement and the Confidentiality Agreement, a copy of each of which is attached to this Agreement as ATTACHMENT A and ATTACHMENT B, respectively.

     8.   TERMINATION.

          (a) CARREKER. Notwithstanding Section 1, Carreker, acting by a determination of its board of directors (and not a committee thereof), may terminate Mr. Antinori's employment at any time during the Initial Period (whether two or three years) with or without cause upon written notice to Mr. Antinori.

          (b) BY MR. ANTINORI. During the first two years of the Initial Period (i.e., determined without regard to an extension of the Initial Period to three years), Mr. Antinori may terminate Mr. Antinori's employment upon written notice to Carreker only if Carreker is in material breach of this Agreement, provided that such termination will become effective only upon the expiration of 30 days following such notice and then only if the breach remains uncured. Such termination shall be deemed a termination by Carreker of Mr. Antinori's employment under Section 8(a) for which Mr. Antinori shall have the remedy set forth in Section 8(c).

          (c) REMEDY. Upon termination of Mr. Antinori's employment pursuant to Section 8(a) without cause or Section 8(b) only (at which time he shall cease to be an employee of Carreker for all purposes, including for all benefit plan, insurance and other purposes), Carreker will pay to Mr. Antinori, on Carreker's regular payroll dates and less required


EMPLOYMENT AGREEMENT - Page 3

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withholdings, salary at the rate paid to Mr. Antinori immediately prior to such termination, for the remaining balance (if any) of the first two years of the Initial Period (i.e., determined without regard to an extension of the Initial Period to three years) (the "TERMINATION PAYMENTS"). Carreker's obligation to make the Termination Payments pursuant to this Section 8(c) is in lieu of any damages or any other payment or benefits, including without limitation stock benefits, that Carreker might otherwise be obligated to pay Mr. Antinori as a result of Mr. Antinori's termination of employment; PROVIDED, HOWEVER, that if at any time Carreker terminates Mr. Antinori's employment without cause, under circumstances in which Mr. Antinori is not entitled to Termination Payments, or is entitled to Termination Payments that in the aggregate are less than a lump-sum severance payment consistent with Carreker's standard severance payment policy, if any, as may be in effect at the time of termination, determined with applicable credit for Mr. Antinori's time of service with Antinori Software, Inc., then Mr. Antinori shall be entitled to such lump-sum severance payment. (For purposes of reference and example only, Carreker's standard severance payment policy as of the date of this Agreement provides for the payment of one week's salary at the time of termination for each year of service as an employee.) Carreker and Mr. Antinori agree that, in view of the nature of the issues likely to arise in the event of such a termination, it would be impracticable or extremely difficult to fix the actual damages resulting from such termination and proving actual damages, causation and foreseeability in the case of such termination would be costly, inconvenient and difficult. In requiring Carreker to make the Termination Payments as set forth herein, it is the intent of the parties to provide, as of the date of this Agreement, for a liquidated amount of damages to be paid by Carreker to Mr. Antinori. Such liquidated amount shall be deemed full and adequate damages for such termination and is not intended by either party to be a penalty.

          (d) UPON DEATH. If Mr. Antinori dies during the term of this Agreement, then Carreker will pay his estate an amount equal to all salary accrued, bonuses (if any) accrued and payable and benefits accrued as of the date of his death.

          (e) SURVIVAL. Mr. Antinori's and Carreker's obligations under Sections 7, 8 and 9(i) of this Agreement will survive the termination of Carreker's employment of Mr. Antinori.

          (f) CAUSE. As used in this Agreement the term "with cause" shall mean and be limited to: (i) a material breach of this Agreement by Mr. Antinori that is not corrected within thirty (30) days after written notice of same from the board of directors of Carreker to Mr. Antinori; (ii) gross and willful neglect by Mr. Antinori of his duties and responsibilities hereunder; (iii) fraud, criminal misconduct, breach of fiduciary duty, dishonesty, or gross and willful misconduct by Mr. Antinori in connection with the performance of his duties and responsibilities hereunder; (iv) Mr. Antinori being under the influence of alcohol or drugs during business hours, or being habitually drunk or addicted to drugs; (v) the commission by Mr. Antinori of any crime of moral turpitude; (vi) material breach by Mr. Antinori of his obligations under any assignment of copyright and other intellectual property rights, noncompetition agreement, trade secret agreement or confidentiality agreement, which breach is not cured within thirty (30) days after written notice of same from the board of directors of Carreker to Mr. Antinori; or (vii) habitual breach by Mr. Antinori of any of the material provisions of this Agreement or such other assignment or agreements (regardless of any prior cure thereof).


EMPLOYMENT AGREEMENT - Page 4

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     9.   MISCELLANEOUS.

          (a) NOTICES. Any and all notice permitted or required to be given under this Agreement must be in writing. Notices will be deemed given (i) when personally received or when sent by facsimile transmission (to the receiving party's facsimile number), (ii) on the first business day after having been sent by commercial overnight courier with written verification of receipt, or (iii) on the third business day after having been sent by registered or certified mail from a location on the United States mainland, return receipt requested, postage prepaid, whichever occurs first, at the address set forth below or at any new address, notice of which will have been given in accordance with this Section 9(a):

(i)  If to Carreker:       The Carreker Group, Inc.
                           14001 North Dallas Parkway, Suite 1100
                           Dallas, Texas 75240
                           Attention: J. D. Carreker, Chief Executive Officer
                           Phone: (972) 458-1981
                           Fax: (972) 458-2567

                           with a copy to:

                           Locke Purnell Rain Harrell
                           (A Professional Corporation)
                           2200 Ross Avenue, Suite 2200
                           Dallas, Texas 75201
                           Attention: Russell F. Coleman
                           Phone: (214) 740-8686
                           Fax: (214) 740-8800

(ii) If to Mr. Antinori:   Ronald R. Antinori
                           238 15th Street #12
                           Atlanta, Georgia 30309
                           Phone: (404) 876-2762

                           with a copy to:

                           Morris, Manning & Martin
                           A Limited Liability Partnership
                           3343 Peachtree Road, N.E., Suite 1600
                           Atlanta, Georgia 30326
                           Attention: Charles R. Beaudrot, Jr.
                           Phone: (404) 233-7000
                           Fax: (404) 365-9532

          (b) AMENDMENTS. This Agreement, including the Attachments hereto, contains the entire agreement and supersedes and replaces all prior agreements between Carreker and Mr. Antinori, or between Antinori Software, Inc. and Mr. Antinori, concerning Mr. Antinori's


EMPLOYMENT AGREEMENT - Page 5

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employment and employment benefits.  This Agreement may not be changed or modified in whole or in part except by a writing signed by the party against whom enforcement of the change or modifications is sought.

          (c) SUCCESSORS AND ASSIGNS. This Agreement will not be assignable by either Mr. Antinori or Carreker, except that the rights and obligations of Carreker under this Agreement may be assigned to a corporation which succeeds Carreker as the result of a merger or other corporate reorganization and which continues the business of Carreker, or a subsidiary of Carreker, provided that Carreker guarantees the performance by such assignee of Carreker's obligations hereunder.

          (d) GOVERNING LAW. The laws of the State of Texas (without regard to its choice of law principles that might apply the law of another jurisdiction) will govern the validity of this Agreement, the construction of its terms, and the interpretation and enforcement of the rights and duties of the parties.

          (e) NO WAIVER. The failure of any party to enforce any of the provisions hereof will not be construed to be a waiver of the right of such party thereafter to enforce such provisions. The waiver by any party of the right to enforce any of the provisions hereof on any occasion will not be construed to be a waiver of the right of such party to enforce such provisions on any other occasion.

          (f) SEVERABILITY. Mr. Antinori and Carreker recognize that the limitations contained in this Agreement are reasonably and properly required for the adequate protection of the interests of Carreker. If for any reason a court of competent jurisdiction or an arbitrator in a binding arbitration proceeding finds any provision of this Agreement, or the application thereof, to be unenforceable, then the remaining provisions of this Agreement will be interpreted so as best to reasonably effect the intent of the parties. The parties further agree that the court or arbitrator shall replace any such invalid or unenforceable provisions with valid and enforceable provisions designed to achieve, to the extent possible, the business purposes and intent of such unenforceable provisions.

          (g) COUNTERPARTS. This Agreement may be executed in counterparts, each of which will be an original as regards any party whose signature appears thereon and all of which together will constitute one and the same instrument. This Agreement will become binding when one or more counterparts hereof, individually or taken together, bear the signatures of both parties reflected hereon as signatories.

          (h) EFFECT OF AGREEMENT. This Agreement will be void and have no effect if the Effective Date does not occur on or before February 1, 1997.

          (i)  DISPUTE RESOLUTION.

               (i) ARBITRATION OF DISPUTES. Any dispute under this Agreement shall be resolved by arbitration in Dallas, Texas and, except as herein specifically stated, in accordance with the commercial arbitration rules of the American Arbitration Association ("AAA RULES")


EMPLOYMENT AGREEMENT - Page 6

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then in effect.  However, in all events, these arbitration provisions shall govern over any conflicting rules that may now or hereafter be contained in the AAA Rules. Any judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction over the subject matter thereof.
The arbitrator shall have the authority to grant any equitable and legal remedies that would be available in any judicial proceeding instituted to resolve such dispute.

               (ii) COMPENSATION OF ARBITRATOR. Any such arbitration will be conducted before a single arbitrator who will be compensated for his or her services at a rate to be determined by the parties or by the American Arbitration Association, but based upon reasonable hourly or daily consulting rates for the arbitrator if the parties are not able to agree upon his or her rate of compensation.

               (iii) SELECTION OF ARBITRATOR. The American Arbitration Association will have the authority to select an arbitrator from a list of arbitrators who are lawyers familiar with Texas contract law; provided, however, that such lawyers cannot work for a firm then performing services for either party, that each party will have the opportunity to make such reasonable objection to any of the arbitrators listed as such party may wish and that the American Arbitration Association will select the arbitrator from the list of arbitrators as to whom neither party makes any such objection.
If the foregoing procedure is not followed, then each party will choose one person from the list of arbitrators provided by the American Arbitration Association (provided that such person does not have a conflict of interest), and the two persons so selected will select from the list provided by the American Arbitration Association the person who will act as the arbitrator.

               (iv) PAYMENT OF COSTS. Carreker and Mr. Antinori will each pay 50% of the initial compensation to be paid to the arbitrator in any such arbitration and 50% of the costs of transcripts and other normal and regular expenses of the arbitration proceedings; provided, however, that the prevailing party in any arbitration will be entitled to an award of attorneys' fees and costs, and all costs of arbitration, including those provided for above, will be paid by the non-prevailing party, and the arbitrator will be authorized to make such determinations.

               (v) BURDEN OF PROOF. For any dispute submitted to arbitration, the burden of proof will be as it would be if the claim were litigated in a Texas judicial proceeding.

               (vi) AWARD. Upon the conclusion of any arbitration proceedings hereunder, the arbitrator will render findings of fact and conclusions of law and a written opinion setting forth the basis and reasons for any decision reached and will deliver such documents to each party to this Agreement along with a signed copy of the award.

               (vii) TERMS OF ARBITRATION. The arbitrator chosen in accordance with these provisions will not have the power to alter, amend or otherwise affect the terms of these arbitration provisions or the provisions of this Agreement.


EMPLOYMENT AGREEMENT - Page 7

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               (viii) NATURE OF REMEDY.  Except as specifically otherwise provided in this Agreement, arbitration will be the sole and exclusive remedy of the parties for any dispute arising out of this Agreement.

               (ix) EQUITABLE REMEDY. Notwithstanding the provisions of this Section 9(i) and the arbitration provided for herein, actions initiated or maintained by the parties for injunctive or similar equitable relief are not subject to arbitration and may be brought by the parties in any court that has jurisdiction, and should the party bringing any such action prevail, all costs and expenses (including legal fees) shall be borne by the party against whom such action was brought.

          (j) TAX AUDIT AGREEMENT. If, following the Closing, Ronald R. Antinori receives notice of any audit or examination by any taxing authority of any tax return for Antinori for any period prior to, or prior to and including, the Closing, then Ronald R. Antinori shall promptly notify Carreker of such notice and Carreker at its own expense may participate in such audit or examination and shall be kept apprised by Ronald R. Antinori of the progress of such audit or examination. Ronald R. Antinori agrees that he will not agree to any audit adjustment or revision that would adversely affect Carreker without Carreker's approval or agreement, which approval or agreement shall not be unreasonably withheld.



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EMPLOYMENT AGREEMENT - Page 8

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     IN WITNESS WHEREOF, the parties have executed this Agreement to be effective as of the Effective Date.


                                       /s/ Ronald R. Antinori
THE CARREKER GROUP, INC.               RONALD R. ANTINORI


By:  /s/ J.D.Carreker
     J.D. Carreker
     Chairman and Chief
     Executive Officer





















EMPLOYMENT AGREEMENT - Page 9